Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
CFO and Treasurer
(337) 235-2452

FOR IMMEDIATE RELEASE

PETROLEUM HELICOPTERS, INC. ANNOUNCES RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2004

     LAFAYETTE, LA — August 9, 2004 — Petroleum Helicopters, Inc. (PHI) today reported net earnings of $1.1 million ($0.20 per diluted share) on operating revenues of $70.2 million for the quarter ended June 30, 2004. For the same period of 2003, the Company reported net earnings of $0.6 million ($0.11 per diluted share) on operating revenues of $66.3 million.

     For the six months ended June 30, 2004, net earnings were $1.1 million ($0.20 per diluted share) on operating revenues of $137.2 million. This compares to net earnings of $1.3 million ($0.24 per diluted share) on operating revenues of $130.9 million for the same six-month period in 2003.

     PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical programs and the third-party maintenance business. PHI Common Stock is traded on The Nasdaq SmallCap Market (symbols PHEL and PHELK).

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Petroleum Helicopters, Inc. released the following earnings figures for the second quarter and six months ended June 30, 2004.

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating revenues	$70,186	$66,339	$137,159	$130,946
Gain on disposition of property and equipment	507	520	1,180	1,438
Other	62	235	145	368

	70,755	67,094	138,484	132,752

Expenses:
Direct expenses	58,048	56,230	115,333	110,805
Selling, general, and administrative expenses	5,610	4,836	10,754	9,738
Interest expense	5,010	5,025	10,026	9,988

	68,668	66,091	136,113	130,531

Earnings before income taxes	2,087	1,003	2,371	2,221
Income taxes	974	401	1,255	888

Net earnings	$1,113	$602	$1,116	$1,333

Weighted average common shares outstanding:
Basic	5,383	5,383	5,383	5,383
Diluted	5,486	5,486	5,486	5,476
Net earnings per common share:
Basic	$0.21	$0.11	$0.21	$0.25
Diluted	$0.20	$0.11	$0.20	$0.24

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